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
                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                 (in  thousands,  except  per  share  amounts)

                                                Quarter Ended
                                                  April 5,
                                              ------------------
                                                 1999     2000
                                              ---------  -------
BASIC
Weighted average common shares
outstanding                                      11,692   11,883
                                              ==========  =======

Net income                                    $   5,068  $ 6,286
                                              ==========  =======

Net income per common share                   $    0.43  $  0.53
                                              ==========  =======

DILUTED
Weighted average common shares
outstanding                                      11,692   11,883

Dilutive effect of stock options outstanding
during the period                                   166      255

Total common and common equivalent
shares                                           11,858   12,138
                                              ==========  =======

Net income                                    $   5,068  $ 6,286
                                              ==========  =======

Net income per common share                   $    0.43  $  0.52
                                              ==========  =======
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